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                                                                    EXHIBIT 99.7


PERSONAL AND CONFIDENTIAL

July 14, 2000

Board of Directors
Active Software, Inc.
3333 Octavius Drive
Santa Clara, CA  95054

Re: Amendment No. 1 to Registration Statement (File No. 333 - 39572) on Form S-4 of webMethods, Inc.


Ladies and Gentlemen:

Reference is made to our opinion letter dated May 20, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Active Software, Inc. (the "Company") of the exchange ratio of 0.527 shares of Common Stock, par value $0.01 per share, of webMethods, Inc. ("webMethods") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of May 20, 2000, among webMethods, AW Acquisition, Inc., a wholly-owned subsidiary of webMethods, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.


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Board of Directors
Active Software, Inc.
July 14, 2000
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In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Summary - Opinions of financial advisers," "The Merger - Active Software's reasons for the merger" and "The Merger - Opinions of Active Software's financial advisers" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.